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                                                                    Exhibit 23.4

                          Independent Auditors' Consent



The Board of Directors
Valassis Communications, Inc.


We consent to the incorporation by reference in Amendment No. 1 to the registration statement (No. 333-107787) dated August 8, 2003 on Form S-3 of Valassis Communications, Inc. of our report dated April 8, 2003, with respect to the consolidated balance sheet of NCH Marketing Services, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders' deficit and comprehensive loss, and cash flows for the year then ended, which report appears in the Form 8-K/A of Valassis Communications, Inc. dated April 29, 2003.

                                            /s/ KPMG LLP
                                            ----------------------
                                                KPMG LLP

Chicago, Illinois
October 7, 2003